CNET Networks Engages FinancialContent to Power Investor Channel


SOUTH SAN FRANCISCO, CA - (Market Wire) Jul. 30, 2003


FinancialContent, Inc. (OTCBB: FCON), a leading provider of financial data and tools to website and corporate intranets, today announced that the Company has entered into a content licensing and co-marketing agreement with CNET Networks, Inc. to power the Investor Channel of CNET News.com.

CNET Networks is a leading global media company informing and connecting the buyers, users and sellers of technology. CNET Networks will utilize FinancialContent's Studio 3.0 platform to manage the seamless integration of stock market data and tools across CNET Networks' online properties.

CNET News.com's Investor Channel (http://investor.news.com) now features stock quotes, charts, corporate news, company profiles, SEC filings and historical data from FinancialContent. In addition, FinancialContent is providing expanded coverage for the CNET Tech Index and its corresponding sector-specific indices, global indices and currencies, regional stock summaries, and an enhanced CEO Wealthmeter(TM) to track the value of equity held by CEOs of publicly-traded companies.

"We are committed to providing our readers late-breaking technology news and editorial coverage," said John Roberts, Associate Vice President of Product Development, CNET News.com. "By partnering with FinancialContent, we extend our commitment to improve the user experience by providing integrated financial coverage of technology stocks."

"CNET News.com's audience includes the most sophisticated of technology investors," added Wing Yu, CEO of FinancialContent. "Our solution delivers a truly seamless CNET-branded experience to readers seeking access to relevant and timely stock market data."

The services are being provided as part of a larger agreement described in the press release "FinancialContent Enters Into Agreement to Acquire Private Wire."

A pioneer in online content integration, FinancialContent, Inc. is the industry's leading content solution provider offering a full suite of financial data deployable through an interactive online platform. FinancialContent's flagship product, Studio 3.0, is winning rave reviews for the software's ease of use and speed of deployment. To arrange for an evaluation of Studio 3.0, please contact Stephen Malaster at 650-837-9850 or info@financialcontent.com.

About FinancialContent, Inc.

FinancialContent is a leading content solution provider specializing in the integration and delivery of financial data and tools into web sites and corporate intranets. The Company's mission is to empower its clients with the ability to customize and manage their own deployments. With over 150 deployments worldwide, FinancialContent is rapidly growing its client base to include banks, brokerages, credit unions, and application service providers, as well as diversified media businesses and Fortune 500 companies. For more information, please visit www.financialcontent.com.
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This news release may contain  forward-looking  statements  made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company's operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in FinancialContent, Inc.'s periodic filings with the U.S. Securities and Exchange Commission.


Contact:
Stephen Malaster
FinancialContent, Inc.
stephen@financialcontent.com
650.837.9850






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